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                                                                EXHIBIT 4.7

                             APPAREL VENTURES, INC.

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        12 1/4% SERIES A AND SERIES B SENIOR NOTES DUE DECEMBER 31, 2000

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                          THIRD SUPPLEMENTAL INDENTURE

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                           DATED AS OF AUGUST 11, 1999

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             THIRD SUPPLEMENT TO INDENTURE DATED AS OF MAY 23, 1994

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                   FIRSTAR BANK OF MINNESOTA, N.A, AS TRUSTEE

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        THIRD SUPPLEMENTAL INDENTURE dated as of August 11, 1999 (the "Third
Supplemental Indenture"), between APPAREL VENTURES, INC. (formerly AVI Acquisition Co.), a Delaware corporation (the "Company"), and FIRSTAR BANK OF MINNESOTA, N.A., as trustee (the "Trustee").

        WHEREAS, the Company has executed and delivered to the Trustee that certain Indenture dated as of May 23, 1994, as amended, between the Company and the Trustee (the "Indenture");

        WHEREAS, there have been issued and are now outstanding under the Indenture $36,000,000 principal amount of 12 1/4% Series A and Series B Senior Notes, due December 31, 2000 (the "Notes");

        WHEREAS, pursuant to a plan of restructuring ( the "Restructuring Plan") between the Company, and its parent, AVI Holdings, Inc. ("Holdings"), a Delaware Corporation, the Company, an affiliate of the Company, or a stockholder of the Company will make a tender offer (the "Note Tender Offer") to purchase all of the Notes of the Company upon the terms and subject to the conditions set forth in the Note Tender Offer and Consent Solicitation dated as of July 1, 1999;

        WHEREAS, the Company intends to raise approximately $8.75 million by contribution from an investor group, including affiliates of the Jordan Company LLC and a certain member of the Company's management;

        WHEREAS, in connection with the Note Tender Offer, the Company has solicited the consents from holders of the Notes ("Holders") to certain proposed amendments to the Indenture to amend, eliminate or modify certain of the covenants and other provisions contained in the Indenture;

        WHEREAS, Section 9 of the Indenture provides, in relevant part, that the Company and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least 66 2/3% of the principal amount of the then outstanding Notes;

        WHEREAS, this Third Supplemental Indenture evidences the Proposed Amendments described in the Note Tender Offer;

        WHEREAS, the Company has received and delivered to the Trustee the requisite consents to effect the Proposed Amendments to the Indenture;

        WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Third Supplemental Indenture; and

        WHEREAS, all other things necessary to make this Third Supplemental Indenture a valid and binding supplemental indenture and agreement according to its terms have been done.

        NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee covenant and agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND OTHER PROVISIONS

                             OF GENERAL APPLICATION

        1.1 Definition of Terms. Unless the context otherwise requires, a term defined in the Indenture has the same meaning when used in this Third Supplemental Indenture unless otherwise defined herein (in which case the definition set forth herein shall govern).

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        1.2 Reaffirmation of Indenture. Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture and the Notes outstanding thereunder shall apply and remain in full force and effect.

        1.3 Governing Law. This Third Supplemental Indenture is executed as and shall constitute a supplement to the Indenture and shall be construed in connection with and as part of the Indenture. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws provision thereof.

        1.4 Trust Indenture Act Controls. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision of this Third Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939 (the "Act"), as amended, as in force as the date this Third Supplemental Indenture is executed, the provision required by said Act shall control.

        1.5 Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

        1.6 Counterparts. This Third Supplemental Indenture may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Third Supplemental Indenture.

        1.7 Effect of Headings. The Article and Section headings in this Third Supplemental Indenture are for convenience only and shall not affect the construction of the Indenture or this Third Supplemental Indenture.

        1.8 Successors and Assigns. All covenants and agreements in this Third Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

        1.9 Separability Clause. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.



                                   ARTICLE II

                                    AMENDMENT

        2.1 Deletion of Certain Provisions.

        Pursuant to the terms of the Note Tender Offer and the consent of the requisite amount of Holders having been obtained by the Company, the Indenture is hereby amended to delete the following sections in their entirety and, in the case of each such section, insert in lieu thereof the phrase "[intentionally omitted]", and any and all references to such sections and any and all obligations thereunder are hereby deleted throughout the Indenture:

        (a) Section 4.3(b) Reports.
        (b) Section 4.7 -  Limitation on Restricted Payment.
        (c) Section 4.8 -  Limitation on Restrictions on Subsidiary Dividends.
        (d) Section 4.9 -  Limitation on Incurrence of Indebtedness and Issuance
                           of Preferred Stock.
        (e) Section 4.10-  Asset Sales.
        (f) Section 4.11-  Limitation on Transactions with affiliates.
        (g) Section 4.12-  Limitation on Liens.
        (h) Section 4.14-  Change of Control.
        (i) Section 4.15-  Maintenance of Fixed Charge Cover Ratio.
        (j) Section 4.19-  Liquidation.


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        (k) Section 5.1 - When the Company may Merge, etc.
        (l) Section 6.1 - Events of Default.

        2.2 Deletion of Definitions. Delete those definitions from the Indenture when references to such definitions would be eliminated as a result of the foregoing.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

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        IN WITNESS WHEREOF, the parties hereto have caused this Third
Supplemental Indenture to be duly executed all as of the day and year first above written.

                             APPAREL VENTURES, INC.

                             By:
                               --------------------------------
                               Name:
                               Title:

                             FIRSTAR BANK OF MINNESOTA, N.A.
                             as Trustee

                             By:
                               --------------------------------
                               Name:
                               Title:

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